HANGER ORTHOPEDIC GROUP, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Effective Date: January 1, 2004

        HANGER ORTHOPEDIC GROUP, INC., a Delaware corporation (the “Company”), together with its subsidiaries and affiliates (collectively referred to herein as the “Employer”), hereby establishes the Hanger Orthopedic Group, Inc. Supplemental Executive Retirement Plan (the “Plan”), as of the Effective Date, as follows:

    1.       Purpose. The purpose of the Plan is to promote the best interests of the Company and Company stockholders by attracting and retaining key management employees having a strong interest in the success of the Company and its subsidiaries and affiliates and encouraging their service, loyalty and good counsel.

    2.       Definitions. The following terms have the following meanings unless the context clearly indicates otherwise:

        (a)        “Accrued Benefit” means the annual benefit amount calculated pursuant to Section 5.

        (b)        “Applicable Interest Rate” means one hundred twenty percent (120%) of the applicable federal long-term rate rounded to the nearest two-tenths of one percent, compounded annually, in effect under Code Section 1274 for the month for which the determination is made.

        (c)        “Base Salary” means the annual base salary paid by the Employers to an employee during a calendar year, prior to giving effect to any salary reduction agreement to which Code Sections 125, 132(f), or 402(a)(8) applies or any voluntary deferred compensation election, but not including any other kind of extra or additional compensation. If the rate of Base Salary changes during a calendar year the higher rate shall be annualized to determine Base Salary for the year.

        (d)        “Beneficiary” means the person or entity designated by a Participant to be his or her beneficiary for purposes of receiving benefits under the Plan in the event the Participant dies before receiving payment in full of the Participant’s vested Accrued Benefit. A designation of Beneficiary shall be valid and in effect only if a properly executed designation, in such form as the Committee prescribes for this purpose, is filed and received by the Committee before the death of the Participant. If a Participant designates his or her Spouse as a Beneficiary, such Beneficiary designation automatically shall become null and void on the date of the Participant’s divorce or legal separation from such Spouse. If a valid Beneficiary designation is not in effect at the time of the Participant’s death, the estate of the Participant is deemed to be the sole Beneficiary. If the Committee is uncertain as to the identity of the Participant’s Beneficiary, the Committee may deem the estate of the Participant to be the sole Beneficiary. A legal minor shall not qualify as a Beneficiary under the Plan.

        (e)        “Board” means the Board of Directors of Hanger Orthopedic Group, Inc.

        (f)        “Change in Control Event” means any one of the following:

(i) a person, as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (other than the Participant or a group including the Participant), either (A) acquires twenty percent (20%) or more of the combined voting power of the outstanding securities of the Company having the right to vote in elections of directors and such acquisition shall not have been approved within sixty (60) days following such acquisition by a majority of the Continuing Directors (as hereinafter defined) then in office, or (B) acquires fifty percent (50%) or more of the combined voting power of the outstanding securities of the Company having a right to vote in elections of directors; or

(ii) Continuing Directors shall for any reason cease to constitute a majority of the Board of Directors of the Company; or

(iii) the Company disposes of all or substantially all of the business of the Company to a party or parties other than a subsidiary or other affiliate of the Company pursuant to a partial or complete liquidation of the Company, sale of assets (including stock of a subsidiary of the Company) or otherwise; or

(iv) the Board of Directors approves the Company’s consolidation or merger with or into any other person (other than a wholly-owned subsidiary of the Company), or any other person’s consolidation or merger with or into the Company, which results in all or part of the outstanding shares of common stock of the Company being changed in any way or converted into or exchanged for stock or other securities or cash or any other property.

        (g)        “Code” means the Internal Revenue Code of 1986, as it may be amended from time to time and as interpreted by regulations and rulings issued pursuant to the Code. Any references to a specific provision shall be deemed to include references to any successor Code provision.

        (h)        “Committee” means the Compensation Committee of the Board. The Vice President of Human Resources shall provide routine administration of the Plan.

        (i)        “Company” means Hanger Orthopedic Group, Inc., or any successor.

        (j)        “Continuing Director” means a member of the Board who either was a member of the Board on the date hereof or who subsequently became a Director of the Company and whose election, or nomination for election, was approved by a vote of at least two-thirds (2/3) of the Continuing Directors then in office.

        (k)        “Effective Date” means January 1, 2004.

        (l)        “Final Average Salary” means a Participant’s average Base Salary for the three (3) calendar years during which the Participant’s Base Salary was the highest within the last five (5) consecutive calendar years ending with the calendar year in which occurs the Participant’s termination of employment. If the Participant has fewer than three (3) averaging years for this purpose, the actual number of years in which Base Pay is earned shall be used to determine Final Average Salary.

        (m)        “Participant” means an employee of the Company or other Employer who is employed in a key management position and who is initially designated in this Plan, or subsequently in writing by the Committee, as a Participant; provided, however, if a Participant transfers out of employment in a key management position, but remains an employee, the Committee shall, in its discretion, determine the extent to which Plan benefits shall continue to accrue and/or vest following such transfer.

        (n)        “Spouse” means the surviving spouse of the Participant, as such term is defined in the law of the State of residency of the Participant at the applicable time.

        (o)        “Year of Credited Service” means twelve (12) full months of employment with the Employer measured from a Participant’s initial coverage date (as that term is described in Section 5).

        (p)        “Year of Vesting Service” means twelve (12) full months of employment with the Employer measured from an employee’s most recent employment date with the Employer. Unless otherwise determined by the Committee, service for this purpose is limited to regular, full-time salaried employment by the Company or other Employer, including periods of authorized leave of absence.

    3.       Eligibility for Participation and Entitlement to Accrued Benefit.

        (a)        The Committee is authorized to designate as Participants those key management employees it determines should be awarded coverage by this Plan. In addition, the Committee is authorized to increase the applicable percentage set forth in the Participant’s Table, described in Section 5, for a Participant who is promoted.

        (b)        Subject to subsection (c), a Participant shall be entitled to the Participant’s vested Accrued Benefit upon the first to occur of:

(i) Normal retirement; defined as termination of employment with the Employers and attainment of age sixty-five (65);

(ii) Early retirement; defined as termination of employment with the Employers and attainment of age sixty-two (62), provided the Participant has completed at least five (5) Years of Vesting Service; or

(iii) Deferred vested retirement; defined as any other termination of employment with a vested interest in the Participant’s Accrued Benefit.

        (c)        Notwithstanding subsections (a) or (b) or any other Plan provision, one hundred percent of a Participant’s unpaid Accrued Benefit shall be forfeited and not eligible for payment if the Committee determines as of the Participant’s termination of employment, or subsequently, that any of the following has occurred:

(i) The Participant, in a willful and continuous manner, failed to discharge the Participant’s duties and responsibilities as an employee after having been given notice and an opportunity to cure; the Participant committed a material act of dishonesty involving the Company; or the Participant was convicted of a felony; and/or

(ii) The Participant materially violated any confidentiality agreement or other covenant restricting actions detrimental to the Company as set forth in written agreements entered into by the Company and the Participant.

    4.       Vesting. A Participant’s entitlement to his or her Accrued Benefit hereunder vests and becomes nonforfeitable at the rate of twenty percent (20%) per Year of Vesting Service. The Committee may apply a shorter vesting schedule in the case of any Participant, should it choose to do so.

    5.       Amount of Accrued Benefit. Subject to other Plan provisions limiting or reducing benefits, the amount of a Participant’s Accrued Benefit shall be equal to the Participant’s Final Average Salary multiplied by the applicable percentage, as determined by the Committee and set out in the Participants’ Table, attached hereto and incorporated herein by this reference, multiplied by a fraction determined as follows:

        (a)        If a Participant’s initial coverage date (determined by the Committee and set out in the Participants’ Table) occurs on or before the Participant’s forty-fifth (45th) birthday, the numerator of the fraction shall be the Participant’s total number of Years of Credited Service as of the Participant’s termination of employment or twenty (20) Years of Credited Service (whichever is less) and the denominator shall be twenty (20) Years of Credited Service.

        (b)        If a Participant’s initial coverage date (as described in (a)) occurs after the Participant’s forty-fifth (45th) birthday, the numerator of the fraction shall be the maximum number of Years of Credited Service that could be completed between the Participant’s initial Plan coverage date and the Participant’s sixty-fifth (65th) birthday or, if less, the Participant’s total number of Years of Credited Service as of the Participant’s termination of employment, and the denominator shall be the maximum number of Years of Credited Service that could be completed between the Participant’s initial Plan coverage date and the Participant’s sixty-fifth (65th) birthday.

    6.       Form and Commencement of Payments to a Participant.

        (a)        Form. A Participant’s Accrued Benefit shall be paid in the form of a single annual payment for fifteen (15) consecutive calendar years.

        (b)        Commencement. Payments shall commence on a Company payroll date in January of the calendar year next following the calendar year in which occurs the earlier of the Participant’s normal or early retirement dates.

        (c)       Reduction for Early Commencement. Any benefit payments commencing before age sixty-five (65) shall be reduced to reflect the number of years by which the benefit payment commencement date precedes the date on which normal retirement benefits would commence, with the reduction being two percent (2%) per year. There is no actuarial increase for commencement of payments after the January following attainment of age sixty-five (65).

        (d)       Accelerated Distribution. The Committee may, in its discretion, accelerate payment of the vested Accrued Benefit of a deferred vested retiree at any time so that installment payments may commence in the January following the Participant’s termination of employment or in any subsequent January, reduced for early payment. Alternatively, the Committee may, in its discretion, discount the installments that would normally (without acceleration) be payable to a deferred vested retiree after reaching age sixty-five (65), using the Applicable Interest Rate, to their present value and make payment in full in a single lump sum payment to the deferred vested retiree at any time before installment payments have begun.

        (e)       Death While In Pay Status. If a Participant who is receiving installment payments of his or her Accrued Benefits dies before payment in full is completed, any remaining payments shall be made to the Participant’s Beneficiary.

    7.       Death Benefit.

        (a)        Amount. If a Participant who has a vested interest in his or her Accrued Benefit dies before payment of the Participant’s vested Accrued Benefit has commenced, the Beneficiary of the Participant shall be entitled to receive a death benefit hereunder. The death benefit is equal to the deceased Participant’s vested Accrued Benefit at the time of death.

        (b)       Form. The death benefit shall be paid in the form of a single annual payment for fifteen (15) consecutive calendar years.

        (c)       Commencement.

(i) Upon the death of a Participant eligible for early or normal retirement, death benefit payments shall commence on a payroll date in January of the calendar year next following the calendar year in which the Participant’s death occurs. Any payments commencing before the Participant would have reached age sixty-five (65) shall be reduced to reflect the number of years by which the benefit payment commencement date precedes the date on which normal retirement benefits would have commenced to the Participant, with the reduction being at the rate of two percent (2%) per year.

(ii) Upon the death of a Participant who is not eligible for early or normal retirement at the time of death, the Committee shall discount the installment payments that would otherwise be payable to the Participant, had the Participant survived to age sixty-five (65), using the Applicable Interest Rate, to their present value and make payment in full in a single lump sum payment to the Beneficiary.

    8.       Other Terminations of Employment. If employment terminates before the Participant is vested in any Accrued Benefits, no benefits are payable hereunder.

    9.       Committee Discretion. The Committee has discretion to interpret and administer the terms of the Plan and to modify its rules and policies as in effect from time to time. The Committee may adopt rules concerning distributions including minimum amount requirements for installment payments. The Committee may, in its discretion, pay either installment or lump sum death benefits to any Beneficiary, notwithstanding Section 7(c). In the event installment payment amounts fall below applicable minimum amounts, the amount due may be reduced to its present value, using the Applicable Interest Rate, and paid out in a single lump sum amount. The Committee’s interpretation and administration of the Plan shall be final and binding on the Participants.

    10.       Effect of Change in Control Event.

        (a)        If a Change in Control Event is determined by the Committee to have occurred while a Participant is actively employed by the Company or another Employer, the Participant shall be immediately and fully vested in the Participant’s Accrued Benefit determined as of the date of the Change of Control Event.

        (b)        If a Change in Control Event is determined by the Committee to have occurred while a Participant is actively employed by the Company or another Employer, the Committee may, in its sole discretion, establish an irrevocable grantor trust, to be entered into by the Company and the trustee thereof, for the purpose of holding assets sufficient to fund some or all of the liability or contingent liability of the Company to pay benefits hereunder to the Participant. Funding of such irrevocable grantor trust shall be in the discretion of the Board.

        (c)        If a Change in Control Event is determined by the Committee to have occurred while the Participant is no longer actively employed by the Company or other Employer and before any periodic payments being made hereunder on behalf of a Participant are completed, the Company shall cash out, in single lump sum payment amount, the present value of any remaining payments yet to be made to or on behalf of the Participant. Present value in this situation shall be determined as of the first day of the month following the month in which the Change in Control Event occurred using the Applicable Interest Rate. If payments on behalf of the Participant have not yet commenced as of the date of this determination of present value, it shall be further assumed that payments would have commenced on the later of such date of determination of present value or the first day of the calendar year following the sixty-fifth (65th) birthday of the Participant.

    11.       Deductions. Anything in the Plan notwithstanding, a Participant’s Employer may deduct from any payment hereunder all amounts owed to the Company or another Employer by the Participant for any reason and all taxes required by law or governmental regulation to be deducted or withheld.

    12.       Unfunded Plan. This Plan is unfunded and is maintained by the Company primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees. The Company may authorize creation of a trust or other arrangements to assist the Company in meeting its obligations under the Plan. However, any liability to any person with respect to the Plan shall be based solely upon contractual obligations created pursuant to the Plan. Nothing contained in this Plan and no action taken pursuant to its terms shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and the Participant, or any other person. The right of the Participant to receive benefits hereunder shall be an unsecured claim against the general assets of the Participant’s Employer and neither the Participant nor any other person shall have any rights in or against any amounts which may be earmarked by the Company in order to implement this Plan or any other specific assets of the Company or other Employers.

    13.       Named Fiduciary and Claims Procedure. The Committee is the named fiduciary. The Plan is unfunded. Direct payment is the basis of payment of benefits under the Plan. Claims shall be determined in accordance with the following claims procedure:

        (a)        A claim for benefits shall be deemed filed when the Vice President of Human Resources (or such other officer as is designated by the Committee from time to time) (the “Administrator”) receives written notice from either the person claiming a benefit (hereafter referred to as “claimant”), or an Employer, that a Participant has either retired, died, or terminated the Participant’s employment for any other reason. Upon receipt of this written notice, the Administrator shall determine the benefits, if any, payable to the claimant. The Administrator shall communicate in writing to the claimant the benefits, if any, so determined within ninety (90) days after the date the Administrator receives the written notice described above that a claim has been filed. If special circumstances require, the 90-day period set forth in the preceding sentence may be extended up to a period of ninety (90) additional days, provided the Administrator furnishes the claimant a written notice, prior to the expiration of the initial 90-day period, of the extension, specifying the special circumstances requiring the extension and the date by which the Administrator expects to determine the benefits payable, if any.

        (b)        If any claim for benefits is subject to a dispute or is partially or wholly denied, the Administrator shall provide the claimant a written notice setting forth in a manner calculated to be understood by the claimant the specific reason(s) for the benefit determination made by the Administrator; specific reference(s) to pertinent Plan provisions on which the benefit determination is based; a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; necessary information as to the requirements for submitting the disputed claim for a review under subsection (c) below; and a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination.

        (c)        A claimant who, upon receipt of the written notice in (b) above, desires a review of the benefit determination made by the Administrator must file not later than sixty (60) days (subject to circumstantial extensions) after such receipt a written request for a review of the benefit determination. Such written request must be filed with the Administrator, who will forward it to the Committee. The requested review shall be conducted by the Committee in such a manner so as to provide the claimant a full and fair review of the claimant’s claim and the initial determination. Upon receipt by the Committee of a written request for such a review, the Committee shall advise the claimant in writing that the claimant or the claimant’s duly authorized representative, may review documents pertinent to the disputed claim and the claimant may submit written issues and comments to the Committee for consideration during the review.

        (d)        The Committee shall review the disputed claim and render a decision not later than sixty (60) days following the receipt by the Committee of the written request for a review, unless special circumstances require an extension of the time for processing, in which case the decision shall be rendered not later than one hundred twenty (120) days following such receipt. A written notice of any such extension shall be furnished to the claimant prior to the commencement of the extension.

        (e)        The Committee shall render its decision on review in writing to the claimant within the applicable time period set forth in (d) above (but not later than five (5) days after the determination is made) and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, as well as references to the pertinent Plan provisions on which the decision is based. Should the Committee fail to render its decision within the applicable time period the claim shall be deemed to have been denied.

        (f)        “Written notice” includes electronic notification meeting the requirements of ERISA regulation 2520.104b-1(c)(1)(i), (iii), and (iv).

    14.           No Contract of Employment. The Plan is an expression of the Company’s current policy with respect to Company executives who meet the eligibility requirements set forth in the Plan. The Plan is not a contract of employment, nor does it provide any Participant with a right to continue in the employment of the Company or any Employer. No Participant, Beneficiary or other person shall have any legal or other right to any benefit payments except in accordance with the terms of the Plan, and then only while the Plan is in effect and subject to the Company’s right to amend or terminate the Plan.

    15.           Amendment or Termination. There is no time limit on the duration of the Plan. However, the Company, by action of the Compensation Committee of the Board certified in writing by one member of that Committee or by the Secretary or an Assistant Secretary of the Company, may at any time and for any reason, amend or terminate the Plan.

    16.           Assignment. The right of a Participant or any other person to the payment of benefits under this Plan shall not be assigned, transferred, pledged or encumbered except as otherwise provided by law, and no rights or benefits hereunder shall be subject to attachment or legal process for or against a Participant or his or her Beneficiary.

    17.           Effect on Retirement Plans. Any benefits accrued pursuant to this Plan shall not be deemed compensation to the Participant for the purpose of computing benefits under any qualified retirement plan or other benefit plan, whether qualified or nonqualified, which may be maintained by an Employer.

    18.           Severability. If any of the provisions of the Plan shall be held to be invalid, or shall be determined to be inconsistent with the purpose of the Plan, the remainder of the Plan shall not be affected thereby.

    19.           Binding upon Successors. This Plan shall be binding upon and inure to the benefit of the Company and its successors and assigns and the Participants and their heirs, executors, administrators, and legal representatives.

    20.           Governing Law. This Plan shall be construed in accordance with and governed by the laws of the State of Delaware to the extent not preempted by federal law.

PARTICIPANTS’ TABLE

NAME	INITIAL COVERAGE DATE	DATE OF 65th BIRTHDAY	APPLICABLE PERCENTAGE
Ivan R. Sabel	January 1, 2004	March 2, 2010	90%

Thomas F. Kirk	January 1, 2004	September 27, 2010	85%

Richmond L. Taylor	January 1, 2004	June 30, 2013	80%

George E. McHenry	January 1, 2004	July 12, 2017	75%

Ronald N. May	January 1, 2004	October 6, 2011	65%

Edward L. Mitzel	January 1, 2004	January 29, 2024	65%

Brian Wheeler	January 1, 2004	November 8, 2025	65%

Mike Murphy	January 1, 2004	September 19, 2025	65%